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                                 EXHIBIT 23.1

                   Consent of KPMG LLP, Independent Auditors



The Board of Directors
Netopia, Inc.:

We consent to the incorporation herein by reference in the registration statement dated on or about July 20, 2001, on Form S-8 of Netopia, Inc. of our report dated October 23, 2000, relating to the consolidated balance sheets of Netopia, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, cash flows and related financial statement schedule for each of the years in the three-year period ended September 30, 2000, which report appears in the September 30, 2000, annual report on Form 10-K of Netopia, Inc.

/s/ KPMG LLP

San Francisco, California
July 20, 2001

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